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                                                          EXHIBIT 5.1


[VINSON & ELKINS LETTERHEAD]

                                     May 28, 1996


ProNet Inc.
6340 LBJ Freeway
Dallas, Texas 75240

Ladies and Gentlemen:

    We have acted as counsel for ProNet Inc., a Delaware corporation (the "Company"), in connection with the registration of the offer and sale of 4,600,000 shares of common stock, par value $.01 per share (the "Shares") under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 (the "Registration Statement").

    In reaching the opinions set forth in this letter, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including
(i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, and
(iii) the By-Laws of the Company.

    We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the Underwriting Agreements (as that term is defined in the Registration Statement) as described in the Registration Statement, (ii) the full consideration for each Share shall be paid to the Company and in no event shall be less than the par value of such Shares and (iii) certificates evidencing the Shares shall be properly executed and delivered by the Company in accordance with the Registration Statement and the Delaware General Corporation Law (the "DGCL").

    Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued in accordance with the Underwriting Agreements, will be validly issued by the Company, fully paid and non-assessable.

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ProNet Inc.
May 28, 1996
Page 2


    This opinion is limited in all respects to the laws of the State of Texas, the DGCL and the federal laws of the United States of America.

    This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the Registration Statement and in the Prospectus included in the Registration Statement, as having passed on the validity of the Shares. In giving this consent, we do not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                  Very truly yours,



                                  /s/ Vinson & Elkins L.L.P.